FOR IMMEDIATE RELEASE

ALLIED WORLD PROVIDES INITIAL ESTIMATES FOR CHILEAN EARTHQUAKE AND EUROPEAN WINDSTORM XYNTHIA

PEMBROKE, BERMUDA, March 19, 2010 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) announced today that its initial loss estimate for the recent catastrophe event in Chile ranges from $55 million to $75 million and its initial estimate for European Windstorm Xynthia is $2 million. Both estimates are pre-tax and net of reinsurance.

President and Chief Executive Officer Scott Carmilani commented, “Allied World’s estimated losses from the catastrophe events that have taken place in the first quarter are well within our accepted risk tolerances and are in line with our assessments of account risks and aggregate exposures for the areas affected and compared to our models thus far. Given the size and magnitude of the earthquake in Chile, we remain focused on helping our customers directly affected with claims assessments and claims support during the recovery and engineering efforts to get back to business.”

Allied World’s loss estimates for these events are derived from preliminary information obtained from clients and brokers, a review of the terms of in-force policies and contracts and from its catastrophe modeling analysis. Actual losses from these events may vary materially from the current estimates due to inherent uncertainties resulting from several factors, including the preliminary nature of loss data available, potential inaccuracies and inadequacies in the data that has been provided and the potential for catastrophe modeling inaccuracies.

About Allied World Assurance Company

Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, Europe, Hong Kong, Singapore and the United States. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at www.awac.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions including those related to the ongoing financial crisis; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

SOURCE Allied World Assurance Company Holdings, Ltd

Media:
Faye Cook
Vice President, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com

Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com

Website: www.awac.com